Exhibit 99.1

Motive Appoints Three New Executives, Announces Resignation of Acting CFO

Seasoned Telecom, Software Industry Executives to Lead Company

AUSTIN, Texas, Aug. 8, 2006 - Motive, Inc., a leading provider of broadband management software, today announced that it has strengthened its management team with the appointment of three highly experienced executives to the positions of chief operating officer, chief financial officer and general counsel.

The appointments are as follows:

•	Rick Hanna, 50, who brings to Motive 28 years of experience in telecommunications and related technology fields, has been named chief operating officer, filling a vacancy in the company’s senior management team. The appointment is effective immediately.

•	Mike Fitzpatrick, 52, who has 25 years of experience in software, hardware, computer services and Internet startups, has been appointed chief financial officer effective as of the departure of April Downing, whose resignation as the company’s current chief accounting officer and acting chief financial officer will take effect upon completion of Motive’s restatement. Mr. Fitzpatrick will work as a consultant with Ms. Downing in the interim period.

•	Jack Greenberg, 56, whose career comprises more than 20 years in the telecommunications and IT industries, will become general counsel. The position has been vacant. Mr. Greenberg’s appointment is effective immediately.

“This seasoned team will help lead Motive through the next phase of our development,” said Alfred Mockett, Motive’s chairman and chief executive officer. “Each of these individuals brings extensive experience and a proven track record for shaping, restructuring and growing successful technology companies with a demonstrated ability to deliver sustained shareholder value.”

Experience of New Team

Mr. Hanna has held division president positions with AT&T, MCI and MFS, and helped build Teligent Corporation into a leading fixed wireless carrier as president of sales and operations, and later as president of Teligent International. He also served as president and chief executive officer of both Cidera Corporation, a satellite-based content delivery company, and AiMetrix, an operational support system (OSS) software provider to telecommunications carriers and the federal government.

Mr. Fitzpatrick led an initial public offering as chief financial officer for Frame Technology Corporation and was corporate controller at Ashton-Tate where he was involved in two secondary offerings and responsible for all Securities and Exchange Commission reporting requirements. Recently, Mr. Fitzpatrick has specialized in providing leadership to private equity-funded technology startups and turnarounds, including QuickArrow, Traq Wireless, Lane15 Software, ibooks.com, Collective Technologies and Technology Works, Inc.

Mr. Greenberg’s experience includes a range of senior executive positions leading legal, business development and merger and acquisition activities. Positions include general counsel at Sprint International and its predecessor GTE Telenet. More recently, he was with BT, where he held a variety of positions including senior vice president and general counsel of BT Global, and senior vice president of international development and major transactions.

In announcing the appointments, Mr. Mockett said, “Motive is very thankful to April Downing who has been diligent, precise and tireless in leading our restatement effort, and who will continue to be instrumental in our ability to make this a seamless and successful transition.”

Restatement Update

On April 3, Motive announced that it would expand its previously announced financial restatement to include periods dating back to 2001. Motive is in the final stages of its restatement effort.

The restatement, the results of which are expected to be announced by the end of the third quarter, is expected to impact the timing of revenue recognition between quarters and years, as well as certain adjustments to reported expenses, and is not anticipated to have any impact on the company’s previously reported cash or liquid asset positions.

“As I have stated before, these restatement activities are not a reflection on our core business or strategy,” said Mr. Mockett. “Instead, they are an indication of Motive’s commitment to address past accounting issues, correct them and put them behind us.”

About Motive, Inc.

Motive, Inc. (OTC: MOTV) has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 45 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

This press release contains certain forward looking statements within the meaning of the federal securities laws which are identified by the use of the words “believes”, “expects”, “anticipates”, “will”, “contemplates”, “would”, “should”, “may”, “estimate”, “intend”, “plan” and similar expressions that contemplate future events. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Factors and risks include, but are not limited to, our ability to timely complete the restatement of our financial results, the fact that our historical results are not finalized and are subject to change, anticipated customer demand for our products and services and collection of receipts thereupon, our dependency on a small number of relatively large orders, our ability to attract and retain customers, our strategic alliance and distribution arrangements, the adequacy of liquidity and capital resources, our ability to control expenses, the rapid pace of technological change and the strength of competitive offerings. Numerous other important factors, risks and uncertainties affect our operating results, including without limitations, those discussed in our filings with the Securities Exchange Commissions and which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Press Contact:

Cybele Diamandopoulos

Motive, Inc.

512-506-4272

cdiamand@motive.com